As filed with the Securities and Exchange Commission on August 9, 2011
Registration No. 333-157375

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Apartment Trust of America, Inc.
(Exact name of registrant as specified in governing instruments)

4901 Dickens Road, Suite 101
Richmond, Virginia 23230
(804) 237-1335
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanley J. Olander, Jr.
Chief Executive Officer and Chairman
Apartment Trust of America, Inc.
4901 Dickens Road, Suite 101
Richmond, Virginia 23230
(804) 237-1335
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Lauren Burnham Prevost
Heath D. Linsky
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
(404) 365-9532 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

SIGNATURES

DEREGISTRATION OF SHARES OF COMMON STOCK
     Apartment Trust of America, Inc. (formerly known as Grubb & Ellis Apartment REIT, Inc.) (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-157375) (the “Registration Statement”) which was declared effective by the Securities and Exchange Commission on July 17, 2009, pursuant to which the Registrant registered 105,000,000 shares of common stock. Of the 105,000,000 shares of common stock registered, 100,000,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 5,000,000 shares were offered pursuant to the Registrant’s distribution reinvestment plan at a purchase price of $9.50 per share.
     As of close of business on July 17, 2011, the Registrant had sold a total of 3,720,941 shares pursuant to the Registration Statement, including 2,992,777 shares sold to the public pursuant to the primary offering and 728,164 shares sold pursuant to the distribution reinvestment plan. The Registrant terminated the offering of the shares covered by the Registration Statement effective as of the close of business on July 17, 2011, and hereby deregisters the remaining 101,279,059 shares which were previously registered under the Registration Statement and remained unsold as of the close of business on July 17, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 9th day of August, 2011.

APARTMENT TRUST OF AMERICA, INC.
By:	/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr.,
Chief Executive Officer and Chairman

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stanley J. Olander, Jr.	Chief Executive Officer and	August 9, 2011
Stanley J. Olander, Jr.	Chairman of the Board (Principal Executive Officer)

/s/ B. Mechelle Lafon	Chief Financial Officer	August 9, 2011
B. Mechelle Lafon	(Principal Financial Officer and Principal Accounting Officer)

*	Director	August 9, 2011

Andrea R. Biller

*	Director	August 9, 2011

Glenn W. Bunting, Jr.

*	Director	August 9, 2011

Robert A. Gary, IV

*	Director	August 9, 2011

Richard S. Johnson

*/s/ Stanley J. Olander, Jr.

Stanley J. Olander, Jr., as attorney in fact